FOR IMMEDIATE RELEASE

Shareholder Contact:
1-800-221-5672

THE SPAIN FUND ANNOUNCES INTENTIONS CONCERNING PROPOSED
AMENDMENT OR ELIMINATION OF CERTAIN FUNDAMENTAL INVESTMENT POLICIES

New York, NY, January 11, 2010—The Spain Fund, Inc. (the "Fund"—NYSE: SNF) today announced that its Board of Directors has determined that if stockholders approve the proposal to amend or eliminate certain fundamental investment policies of the Fund ("Proposal 3") at the Fund's adjourned Annual Meeting of Stockholders on January 19, 2010, the Fund will continue to comply with certain of such investment policies unless stockholders approve their amendment or elimination at a future meeting of stockholders.

Specifically, if Proposal 3 is approved by stockholders the Fund will not rely on the elimination of the following fundamental policies, each of which is included in Proposal 3.F:  (i) prohibition on investing more than 25% of total assets in unlisted and non-readily marketable Spanish securities, (ii) prohibition on short sales or maintaining short positions, (iii) prohibition on investments for the purposes of exercising control, and (iv) prohibition on investments in oil, gas, mineral leases, etc.  The Fund would continue to comply with the prohibitions in (i)–(iv) above notwithstanding stockholder approval of Proposal 3, unless and until stockholders approve the amendment or elimination thereof at a future meeting of stockholders.  The Fund announced that the Board made its determination after considering concerns raised by a major stockholder.

As previously announced, two of the three Proposals submitted to stockholders at the initial session of the Annual Meeting held on November 9, 2009 were approved by stockholders.  These Proposals were for the election of Directors ("Proposal 1") and the modification of the Fund's investment objective and reclassification of the objective as non-fundamental ("Proposal 2").  Proposal 3 was submitted at the November 9, 2009 session and at a session on December 8, 2009 and has not yet been approved.  The adjourned Annual Meeting held on December 8, 2009 was adjourned until January 19, 2010 to allow additional time for the solicitation of proxies in respect of Proposal 3.

As previously announced, the reconvened Annual Meeting will be held at 1345 Avenue of the Americas, 41st Floor, New York, New York, at 3:30 P.M., Eastern Time.  Only stockholders of record on September 21, 2009 will be entitled to vote at the reconvened Annual Meeting.  The change to the Fund's investment objective and a related change in its name to "The Ibero-America Fund, Inc.", which was approved by the Fund's Board of Directors, will not become effective unless the stockholders of the Fund approve changes to the fundamental policies of the Fund submitted to stockholders in Proposal 3 at the upcoming reconvened Annual Meeting.

The Fund is a closed-end U.S.-registered management investment company advised by AllianceBernstein L.P. with assets of approximately $73.6 million.